EXHIBIT 10.20

HUMAN RESOURCES DEPARTMENT

INTRA-COMPANY COMMUNICATION

SUBJECT:	Temporary assignment to the UK	DATE:	January 2, 2007

TO:	Pamela J. Hynes

CONFIDENTIAL

This is to confirm our mutual understanding of your compensation and benefits package in connection with your assignment as VP Worldwide Customer Service and EMEA Operations.  Your home base has been established as United Kingdom.

Base Salary - Effective October 1st, 2006 your base salary will be $18,750 per month to reflect a $75,000 annual increase related to your United Kingdom assignment.

Housing - Included in your salary increase is a monthly housing allowance of $1,142.

Pay Arrangements - As we discussed, you will be paid in U.S. dollars and your pay will be deposited into your U.S. bank account.

Cost Allocation - All costs in connection with your assignment will be charged to the ININ UK Limited, a wholly-owned subsidiary of Interactive Intelligence Inc. (the Company).

Tax Policy - During your international assignment in the U.K. you will be subject to U.K. taxes. A tax consultant, designated by the Company, will assist in preparing and filing your U.K. income tax returns. For any business day that you work outside of the U.K, you will be required to pay U.S. taxes. You will remain in the U.S. Social Security administration for the entire period and will not be charged social taxes in the U.K.

Pay & Benefits - You will continue to be on the U.S. payroll and enrolled in the same U.S. benefits as you were prior to the temporary assignment.

This letter is subject to modification to reflect subsequent changes in Company policy. Also, it should be understood that the terms and conditions of your assignment, including assignment duration, location, etc., are based upon present requirements and are subject to change at the discretion of the Company.

Please acknowledge receipt of this assignment letter and agreement with its terms by signing the two originals and returning one to the Director of Human Resources.

Sincerely yours,

/s/ Stephen R. Head	1/21/2007	/s/ Debra Jones	1/21/2007
Stephen R. Head Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer	Date	Debra Jones Director Human Resources	Date

I have read this assignment letter and agree that it is consistent with my understanding of the terms and conditions of my overseas transfer.

/s/ Pamela J. Hynes	1/20/2007
Pamela J. Hynes Vice President, Customer Services	Date